Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-116834, 333-100309, 333-72466, 333-64054, 333-38346, 333-66347, 333-20549 and Form S-3 No. 333-118406) of Wild Oats Markets, Inc., of our report dated April 29, 2005, with respect to Wild Oats Markets Inc.’s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wild Oats Markets, Inc., included in this Form 10-K/A.

/s/ Ernst & Young LLP

Denver, Colorado

April 29, 2005